Exhibit 99.2

April 30, 2024

Fellow Shareholders:

We are pleased to report strong first quarter results that demonstrate the positive inflection we are seeing across our business. It is becoming increasingly clear that the worst of this economic cycle is behind us, and the actions we have taken over the last year have positioned the Company to deliver profitable and accelerating growth as we progress through the remainder of 2024.

Every segment produced sequential top line growth in the quarter, highlighted by our Insurance segment which also returned to double-digit year-over-year growth and is poised to accelerate sharply into Q2. The Insurance industry landscape has improved dramatically as increased premiums have finally usurped inflated loss costs, enabling improved profitability and more aggressive origination appetites for many of our partners. We believe our Insurance business is benefiting disproportionately from the improved backdrop as we have solidified our leadership position and gained additional wallet share in this category.

First quarter Adjusted EBITDA of $21.6 million grew 49% year-over-year and exceeded the high end of our expected range. Adjusted EBITDA as a percent of revenue also improved sharply to 13%, up from 7% in the prior year period, due to the extensive cost reductions put in place last year coupled with ongoing financial discipline.

Our improving profitability and growing confidence in the business, along with prudent repurchases of debt last year, enabled us to secure $175 million of new debt financing during the quarter. The looming July 2025 maturity of our Convertible Senior Notes has no-doubt been a concern for investors, but this new financing provides comfort in our ability to address that maturity over the coming quarters.

With a stronger balance sheet, fully-rationalized cost structure, and improving financial outlook, we are increasingly leaning into both near-term and longer-term growth opportunities. In our lending segments, we are encouraged by a more stable credit environment, leading us to lean more aggressively into customer acquisition to accelerate both the quality and quantity of borrowers through our platform. Our TreeQual offering continues to garner adoption and the onboarding of Bank of America in April validates the efficacy of this product among leading partners. We are nearing completion of a multi-year data modernization effort, and the improved infrastructure has enabled us to reinvigorate our data science and machine learning capabilities to improve marketing efficiency and enhance product matching and personalization.

We believe we are finally through the worst part of the cycle for our company, when all three of our reportable segments were operating at or near trough revenue levels. Having addressed the funding for our 2025 debt maturity and optimized our fixed cost structure, we are squarely focused on returning to profitable growth, and remain well positioned to continue investing in our business.

Q1.2024	1

SUMMARY CONSOLIDATED FINANCIALS
(millions, except per share amounts)	2024	2023				Y/Y
	Q1	Q4	Q3	Q2	Q1	% Change

Total revenue	$167.8	$134.4	$155.2	$182.5	$200.5	(16)%

Income (loss) before income taxes	$1.6	$13.1	$(152.0)	$0.1	$13.9	(88)%
Income tax (expense) benefit	$(0.6)	$(0.4)	$3.5	$(0.2)	$(0.4)	50%
Net income (loss)	$1.0	$12.7	$(148.5)	$(0.1)	$13.5	(93)%
Net income (loss) % of revenue	1%	9%	(96)%	—%	7%

Income (loss) per share
Basic	$0.08	$0.98	$(11.43)	$(0.01)	$1.05
Diluted	$0.08	$0.98	$(11.43)	$(0.01)	$1.04

Variable marketing margin
Total revenue	$167.8	$134.4	$155.2	$182.5	$200.5	(16)%
Variable marketing expense (1) (2)	$(98.4)	$(73.8)	$(87.5)	$(106.0)	$(124.4)	(21)%
Variable marketing margin (2)	$69.4	$60.6	$67.7	$76.5	$76.1	(9)%
Variable marketing margin % of revenue (2)	41%	45%	44%	42%	38%

Adjusted EBITDA (2)	$21.6	$15.5	$21.8	$26.7	$14.5	49%
Adjusted EBITDA % of revenue (2)	13%	12%	14%	15%	7%

Adjusted net income (2)	$9.2	$3.6	$7.9	$14.7	$3.2	188%

Adjusted net income per share (2)	$0.70	$0.28	$0.61	$1.14	$0.25	180%

(1)	Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Excludes overhead, fixed costs and personnel-related expenses.
(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income and adjusted net income per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

Q1.2024	2

Q1 2024 CONSOLIDATED RESULTS

Consolidated revenue of $167.8 million declined 16% from the prior year. An 11% increase in Insurance revenue was more than offset by continued declines in both Home and Consumer. Mortgage origination remains stagnant due to higher interest rates and lower existing home sales, while our Consumer segment continues to lag as overall credit availability remains restrictive.

Variable Marketing Margin of $69.4 million declined 9% over prior year. Margin improvement in our Consumer segment was driven by lower partner demand that allowed us to reduce the use of our highest cost marketing channels.

GAAP net income was $1.0 million, or $0.08 per diluted share.

Adjusted EBITDA was $21.6 million, a 13% margin on revenue.

Adjusted net income of $9.2 million translates to $0.70 per share.

Q1.2024	3

SEGMENT RESULTS

(millions)	2024	2023				Y/Y
	Q1	Q4	Q3	Q2	Q1	% Change
Home (1)
Revenue	$30.4	$25.1	$33.4	$41.6	$43.7	(30)%
Segment profit	$9.6	$8.1	$11.3	$13.3	$15.1	(36)%
Segment profit % of revenue	32%	32%	34%	32%	35%

Consumer (2)
Revenue	$51.5	$49.5	$67.3	$82.5	$79.7	(35)%
Segment profit	$27.4	$28.9	$34.4	$40.7	$34.9	(21)%
Segment profit % of revenue	53%	58%	51%	49%	44%

Insurance (3)
Revenue	$85.9	$59.6	$54.5	$58.4	$77.1	11%
Segment profit	$33.4	$25.2	$23.4	$24.8	$30.2	11%
Segment profit % of revenue	39%	42%	43%	42%	39%

Other Category (4)
Revenue	$—	$0.1	$—	$—	$—	—%
Profit (loss)	$—	$(0.1)	$—	$(0.3)	$(0.2)	100%

Total
Revenue	$167.8	$134.4	$155.2	$182.5	$200.5	(16)%
Segment profit	$70.5	$62.2	$69.1	$78.5	$80.0	(12)%
Segment profit % of revenue	42%	46%	45%	43%	40%

Brand marketing expense (5)	$(1.1)	$(1.6)	$(1.4)	$(2.0)	$(3.9)	(72)%

Variable marketing margin	$69.4	$60.6	$67.7	$76.5	$76.1	(9)%
Variable marketing margin % of revenue	41%	45%	44%	42%	38%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, and home equity loans.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, student loans, auto loans, deposit accounts, and debt settlement. We ceased offering credit repair in Q2 2023 with the closure of Ovation.
(3)	The Insurance segment consists of insurance quote products and sales of insurance policies.
(4)	The Other category primarily includes marketing revenue and related expenses not allocated to a specific segment.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.

Q1.2024	4

HOME

Home segment revenue of $30.4 million and profit of $9.6 million were down 30% and 36% YoY, respectively. Homeowner demand to borrow against a near record level of equity remains strong, with volume for the product stable throughout the quarter, and up 14% as compared to the year ago period. We expect home equity related revenue will continue to account for the majority of segment revenue throughout the remainder of the year.

Home equity continued to generate the bulk of revenue for the segment, as elevated mortgage rates has limited refinance opportunities, while the purchase market also endured a seasonally slow first quarter. According to the National Association of Realtors, the inventory of existing homes for sale was most recently 1.11 million units, up 14% YoY. This remains a depressed level historically, but may be indicative of sellers beginning to adjust to higher mortgage rates and prioritizing normal life changes that require moving homes.

CONSUMER

Our Consumer segment experienced a decline in revenue due to continued tight underwriting criteria at many of our partners, although loan appetite across multiple product lines appears to have stabilized. Revenue of $51.5 million was down 35% YoY, and profit of $27.4 million down 21%. Segment margin improved to 53%, up 9 points compared to last year due to a mix shift towards higher earning products and lower partner demand allowing us to decrease usage of our highest cost marketing channels.

Personal loan revenue of $20.1 million was down 15% YoY as lending standards remained restrictive, although this tightening has remained stable for several months now. In March we began leaning back into higher cost marketing channels to drive volume and revenue, which has come with the added benefit of increasing our Spring membership base. Although close rates are still down from a year ago, our targeted filtering of customers who do not receive a loan offer has helped improve the consumer experience and driven increased platform monetization.

Small business revenue also slowed from a year ago, although more efficient marketing and stable lender demand led to a 24% increase in sequential quarterly revenue. We believe we have optimized our marketing mix and made improvements to our concierge sales team, which we believe can drive continued sequential growth in this business going forward.

We have been diligently onboarding partners to our TreeQual credit card platform. We are excited to announce that Bank of America is now live as a TreeQual credit card issuer. We expect increased conversion rates from a more tailored and data-rich consumer offer experience will help drive a recovery in our credit card business going forward.

INSURANCE

Revenue of $85.9 million increased 11% YoY as carriers began to prioritize new customer acquisition after spending most of the last two years increasing premium rates for new policies. Segment profit of $33.4 million was also up 11% as the 39% segment margin was steady from the year ago period. We believe we are in the beginning stages of a broad recovery in personal insurance marketing spend by our partners.

Q1.2024	5

According to the Bureau of Labor Statistics, the cost of consumer auto insurance increased 22% YoY in March. Consumers have been coming to us in record numbers to obtain new quotes as these premium increases are communicated to them. However, until recently carriers have shown limited demand to provide new customer quotes. We expect significantly higher prices to consumers will drive an increase in switching between insurers, which in turn will encourage carriers to advertise more aggressively with us to defend and grow market share.

Strategic investments into the expansion of our Life and Medicare insurance verticals continued during the quarter. The high volume of consumers that come to us on a daily basis provides a strong position to leverage these additional offerings with attractive unit economics. The network of local agents we serve grew further during the period thanks to previous investments made in our sales effort. We believe the depth of network we have developed with this group remains a strategic differentiator for our business.

BALANCE SHEET & FINANCING

At quarter-end we had $231 million of cash on the balance sheet inclusive of the initial $125 million of gross proceeds from Apollo. The facility includes an additional $50 million 12-month delayed draw which we have not yet accessed. We believe the proceeds from this facility, including the delayed draw, along with our excess cash and future free cash flow will provide ample liquidity to meet our the remaining $284 million July 2025 convertible note maturity balance at the end of the first quarter. Subsequent to quarter end, we repurchased another $38 million of the 2025 notes for $35 million.

FINANCIAL OUTLOOK*

Today we are increasing our outlook for full-year 2024 and introducing our outlook for the second quarter.

Full-year 2024:
▪Revenue of $690 - $720 million compared to the prior range of $650 - $690 million
▪Variable Marketing Margin of $280 - $300 million
▪Adjusted EBITDA of $85 - $95 million
Second-quarter 2024:
▪Revenue: $175 - $190 million
▪Variable Marketing Margin: $70 - $76 million
▪Adjusted EBITDA: $22 - $26 million

*LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters and tax considerations. Expenses associated with legal matters and tax considerations have in the past, and may in the future, significantly affect GAAP results in a particular period.

Q1.2024	6

CONCLUSION

We are encouraged that revenue visibility is increasing in our Insurance business, which we forecast will return the company to YoY revenue growth in 2024. We are strategically pivoting to a more aggressive posture in our advertising efforts across Insurance & Consumer to accelerate revenue growth in those segments, and working closely with our partners in Home in this historically difficult operating environment to capture increased homeowner demand for home equity products.

The work we have done to simplify our business, optimize our expense base, and more recently address our 2025 debt maturity, position the company to grow profitably going forward. We remain committed to generating positive operating leverage as the revenue opportunity continues to improve, while allowing us to make growth investments in more targeted offers for our customers that will enable our partners to grow their businesses more efficiently.

Thank you for your continued support.

Sincerely,

Doug Lebda                Trent Ziegler
Chairman & CEO            CFO

LendingTree, Inc.

Investor Relations: investors@lendingtree.com	Media Relations: press@lendingtree.com

Q1.2024	7

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
	2024	2023
	(in thousands, except per share amounts)
Revenue	$167,768	$200,508
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	8,545	13,760
Selling and marketing expense (1)	108,176	137,111
General and administrative expense (1)	25,796	36,683
Product development (1)	11,857	14,655
Depreciation	4,667	4,795
Amortization of intangibles	1,489	2,049
Restructuring and severance (1)	23	4,454
Litigation settlements and contingencies	36	12
Total costs and expenses	160,589	213,519
Operating income (loss)	7,179	(13,011)
Other income (expense), net:
Interest (expense) income, net	(6,638)	25,029
Other income	1,034	1,834
Income before income taxes	1,575	13,852
Income tax expense	(559)	(395)
Net income and comprehensive income	$1,016	$13,457

Weighted average shares outstanding:
Basic	13,100	12,846
Diluted	13,276	12,935
Net income per share:
Basic	$0.08	$1.05
Diluted	$0.08	$1.04

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$95	$214
Selling and marketing expense	1,024	1,744
General and administrative expense	5,333	7,343
Product development	1,337	1,902
Restructuring and severance	—	71

Q1.2024	8

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2024	December 31, 2023
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$230,745	$112,051
Restricted cash and cash equivalents	16	5
Accounts receivable, net	63,318	54,954
Prepaid and other current assets	31,604	29,472
Total current assets	325,683	196,482
Property and equipment, net	48,300	50,481
Operating lease right-of-use assets	56,094	57,222
Goodwill	381,539	381,539
Intangible assets, net	49,132	50,620
Equity investments	60,076	60,076
Other non-current assets	5,871	6,339
Total assets	$926,695	$802,759

LIABILITIES:
Current portion of long-term debt	$14,899	$3,125
Accounts payable, trade	3,097	1,960
Accrued expenses and other current liabilities	69,717	70,544
Total current liabilities	87,713	75,629
Long-term debt	631,333	525,617
Operating lease liabilities	73,637	75,023
Deferred income tax liabilities	2,219	2,091
Other non-current liabilities	278	267
Total liabilities	795,180	678,627
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $0.01 par value; 50,000,000 shares authorized; 16,577,446 and 16,396,911 shares issued, respectively, and 13,221,980 and 13,041,445 shares outstanding, respectively	166	164
Additional paid-in capital	1,234,214	1,227,849
Accumulated deficit	(836,687)	(837,703)
Treasury stock; 3,355,466 and 3,355,466 shares, respectively	(266,178)	(266,178)
Total shareholders' equity	131,515	124,132
Total liabilities and shareholders' equity	$926,695	$802,759

Q1.2024	9

LENDINGTREE, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Cash flows from operating activities:
Net income and comprehensive income	$1,016	$13,457
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on impairments and disposal of assets	368	5,027
Amortization of intangibles	1,489	2,049
Depreciation	4,667	4,795
Non-cash compensation expense	7,789	11,274
Deferred income taxes	128	360
Bad debt expense	(129)	963
Amortization of debt issuance costs	612	1,959
Write-off of previously-capitalized debt issuance costs	—	2,373
Amortization of debt discount	6	—
Reduction in carrying amount of ROU asset, offset by change in operating lease liabilities	(1,007)	(877)
Gain on settlement of convertible debt	—	(34,308)
Changes in current assets and liabilities:
Accounts receivable	(8,235)	(211)
Prepaid and other current assets	(2,034)	(1,882)
Accounts payable, accrued expenses and other current liabilities	797	8,559
Income taxes receivable	86	42
Other, net	155	(424)
Net cash provided by operating activities	5,708	13,156
Cash flows from investing activities:
Capital expenditures	(2,746)	(2,452)
Net cash used in investing activities	(2,746)	(2,452)
Cash flows from financing activities:
Proceeds from term loan	125,000	—
Repayment of term loan	(625)	(625)
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(1,422)	(1,693)
Repurchase of 0.50% Convertible Senior Notes	—	(156,294)
Payment of debt issuance costs	(4,085)	(953)
Payment of original issue discount on undrawn term loan	(3,125)	—
Net cash provided by (used in) financing activities	115,743	(159,565)
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	118,705	(148,861)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	112,056	298,969
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$230,761	$150,108

Q1.2024	10

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense, the most directly comparable GAAP measure, to variable marketing expense. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(in thousands)
Selling and marketing expense	$108,176	$83,168	$97,244	$116,065	$137,111
Non-variable selling and marketing expense (1)	(9,855)	(9,407)	(9,805)	(10,107)	(12,712)
Variable marketing expense	$98,321	$73,761	$87,439	$105,958	$124,399

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q1.2024	11

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to variable marketing margin and net income (loss) % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(in thousands, except percentages)
Net income (loss)	$1,016	$12,719	$(148,465)	$(115)	$13,457
Net income (loss) % of revenue	1%	9%	(96)%	—%	7%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	8,545	8,126	7,570	9,302	13,760
Non-variable selling and marketing expense (1)	9,855	9,407	9,805	10,107	12,712
General and administrative expense	25,796	25,477	26,380	29,160	36,683
Product development	11,857	11,101	10,840	10,601	14,655
Depreciation	4,667	4,831	4,760	4,684	4,795
Amortization of intangibles	1,489	1,682	1,981	1,982	2,049
Goodwill impairment	—	—	38,600	—	—
Restructuring and severance	23	151	1,955	3,558	4,454
Litigation settlements and contingencies	36	38	(150)	488	12
Interest expense (income), net	6,638	(10,693)	7,097	6,940	(25,029)
Other (income) expense	(1,034)	(2,644)	110,910	(439)	(1,834)
Income tax expense (benefit)	559	397	(3,534)	227	395
Variable marketing margin	$69,447	$60,592	$67,749	$76,495	$76,109
Variable marketing margin % of revenue	41%	45%	44%	42%	38%

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q1.2024	12

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted EBITDA and net income (loss) % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(in thousands, except percentages)
Net income (loss)	$1,016	$12,719	$(148,465)	$(115)	$13,457
Net income (loss) % of revenue	1%	9%	(96)%	—%	7%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	1,489	1,682	1,981	1,982	2,049
Depreciation	4,667	4,831	4,760	4,684	4,795
Restructuring and severance	23	151	1,955	3,558	4,454
Loss on impairments and disposal of assets	368	182	88	140	5,027
Loss on impairment of investments	—	—	113,064	1,440	—
Goodwill impairment	—	—	38,600	—	—
Non-cash compensation	7,789	8,177	8,592	9,204	11,203
Acquisition expense	—	—	—	4	(9)
Litigation settlements and contingencies	36	38	(150)	488	12
Interest expense (income), net	6,638	(10,693)	7,097	6,940	(25,029)
Dividend income	(1,034)	(2,021)	(2,154)	(1,879)	(1,834)
Income tax expense (benefit)	559	397	(3,534)	227	395
Adjusted EBITDA	$21,551	$15,463	$21,834	$26,673	$14,520
Adjusted EBITDA % of revenue	13%	12%	14%	15%	7%

Q1.2024	13

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted Net Income

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted net income and net income (loss) per diluted share to adjusted net income per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(in thousands, except per share amounts)
Net income (loss)	$1,016	$12,719	$(148,465)	$(115)	$13,457
Adjustments to reconcile to adjusted net income:
Restructuring and severance	23	151	1,955	3,558	4,454
Goodwill impairment	—	—	38,600	—	—
Loss on impairments and disposal of assets	368	182	88	140	5,027
Loss on impairment of investments	—	—	113,064	1,440	—
Non-cash compensation	7,789	8,177	8,592	9,204	11,203
Acquisition expense	—	—	—	4	(9)
Litigation settlements and contingencies	36	38	(150)	488	12
Gain on extinguishment of debt	—	(17,665)	—	—	(30,897)
Income tax expense (benefit) from adjusted items	—	—	(5,764)	—	—
Adjusted net income	$9,232	$3,602	$7,920	$14,719	$3,247

Net income (loss) per diluted share	$0.08	$0.98	$(11.43)	$(0.01)	$1.04
Adjustments to reconcile net income (loss) to adjusted net income	0.62	(0.70)	12.04	1.15	(0.79)
Adjustments to reconcile effect of dilutive securities	—	—	—	—	—
Adjusted net income per share	$0.70	$0.28	$0.61	$1.14	$0.25

Adjusted weighted average diluted shares outstanding	13,276	13,020	12,999	12,928	12,935
Effect of dilutive securities	—	—	6	13	—
Weighted average diluted shares outstanding	13,276	13,020	12,993	12,915	12,935
Effect of dilutive securities	176	12	—	—	89
Weighted average basic shares outstanding	13,100	13,008	12,993	12,915	12,846

Q1.2024	14

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•Variable marketing expense
•Variable marketing margin
•Variable marketing margin % of revenue
•Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")
•Adjusted EBITDA % of revenue
•Adjusted net income
•Adjusted net income per share

Variable marketing expense, variable marketing margin and variable marketing margin % of revenue are related measures of the effectiveness of the Company’s marketing efforts. Variable marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing, and related expenses, and excludes overhead, fixed costs, and personnel-related expenses. Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing expense. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics.

Adjusted EBITDA and adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

Adjusted net income and adjusted net income per share supplement GAAP net income and GAAP net income per diluted share by enabling investors to make period to period comparisons of those components of the most directly comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, gain/loss on investments, restructuring and severance, litigation settlements and contingencies, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, gain/loss on extinguishment of debt, contributions to the LendingTree Foundation, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments, any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and income tax (benefit) expense from a full valuation allowance. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income and GAAP net income per diluted share.

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These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Definition of LendingTree's Non-GAAP Measures
Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income.

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) contributions to the LendingTree Foundation (9) dividend income, and (10) one-time items.

Adjusted net income is defined as net income (loss) from continuing operations excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) gain/loss on extinguishment of debt, (9) contributions to the LendingTree Foundation, (10) one-time items, (11) the effects to income taxes of the aforementioned adjustments, (12) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and (13) income tax (benefit) expense from a full valuation allowance.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss from continuing operations, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share from continuing operations because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss from continuing operations but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share if their inclusion would be dilutive.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items
Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items.

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Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA and adjusted net income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates and inflation; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network partners, including dependence on certain key network partners; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to contingent consideration and excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; effects of changing laws, rules or regulations on our business model; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network partners or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2023, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

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